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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-229713

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $1.00 per share	57,500,000(1)	$8.58(2)	$493,350,000	$64,037(3)

(1)
Includes 7,500,000 shares of common stock issuable upon exercise of the underwriter's option to purchase additional shares of common stock.

(2)
Publicly communicated offering price.

(3)
Calculated pursuant to Rule 457(r) of the Securities Act of 1933, as amended. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form S-3ASR (File No. 333-229713).

Prospectus Supplement
(To Prospectus dated February 15, 2019)

50,000,000 shares

Common Stock

        We are offering 50,000,000 shares of our common stock, par value $1.00 per share.

        Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "X." The last reported sale price of our common stock on the NYSE on June 16, 2020 was $10.47 per share.

        The underwriter has agreed to purchase the shares of our common stock from us at a price of $8.2075 per share, which will result in $410,375,000 of proceeds to us before expenses. The underwriter may offer the shares of our common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Underwriting."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-15 of this prospectus supplement and the "Risk Factors" sections beginning on page 45 of our annual report on Form 10-K for the fiscal year ended December 31, 2019 and on page 58 of our quarterly report on Form 10-Q for the quarter ended March 31, 2020, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        We have granted the underwriter an option to purchase, exercisable within the 30-day period from the date of this prospectus supplement, up to an additional 7,500,000 shares of our common stock.

        We expect to deliver the shares of our common stock to the underwriter on or about June 22, 2020, which is the third business day following the date hereof (such settlement cycle being referred to as "T+3"). Under Rule 15c6-1 under the Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the shares prior to the second business day preceding the settlement date will be required, by virtue of the fact that the shares initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the shares who wish to trade the shares prior to the second business day preceding the settlement date should consult their own advisors.

Book-Running Manager

Morgan Stanley

June 17, 2020

        In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any time subsequent to the date of such information.

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About This Prospectus Supplement

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and certain other matters relating to United States Steel Corporation. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which do not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. For information about our common stock, see "Description of Common Stock" in this prospectus supplement and "Description of capital stock" in the accompanying prospectus.

        If the description in this prospectus supplement differs from the description in the accompanying prospectus, the description in this prospectus supplement supersedes the description in the accompanying prospectus. If the information set forth in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

        Before you invest in our common stock, you should read the registration statement to which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading "Where you can find more information."

Where You Can Find More Information

        United States Steel Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

Incorporation of Certain Information by Reference

        The SEC allows us to "incorporate by reference" into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus supplement (other than any documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

  (a)
  Annual Report on Form 10-K for the year ended December 31, 2019;

  (b)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

  (c)
  Current Reports on Form 8-K filed on January 31, 2020 (solely with respect to Item 8.01 thereof), March 13, 2020, March 27, 2020 (solely with respect to Item 2.03 thereof), April 30, 2020 (solely with respect to Item 1.01 thereof), April 30, 2020 (solely with respect to Item 8.01 thereof), May 1, 2020 (with respect to Items 5.02 and 5.07 thereof), May 21, 2020 (solely with respect to Item 8.01 thereof), May 26, 2020 and May 29, 2020;

  (d)
  Definitive Proxy Statement on Schedule 14A filed on March 13, 2020, as amended by the Schedule 14A filed on April 15, 2020 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019); and

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  (e)
  The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on December 6, 2001, as amended.

        Any statement contained in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

Forward-Looking Statements

        We include "forward-looking" statements concerning trends, market forces, commitments, material events and other contingencies potentially affecting our future performance in this prospectus supplement and in our annual and quarterly reports and other documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in Section 27 of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. Generally, we have identified such forward-looking statements by using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "target," "forecast," "aim," "should," "will," "may" and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume changes, share of sales and earnings per share changes, anticipated cost savings, potential capital and operational cash improvements, U. S. Steel's future ability or plans to take ownership of the Big River Steel joint venture as a wholly owned subsidiary, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections.

        These risks and uncertainties include, but are not limited to, the risks and uncertainties described in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019, in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and in this prospectus supplement and those risks and uncertainties described from time to time in our future reports filed with the SEC.

Non-GAAP Financial Measures

        We refer to the terms EBITDA and Adjusted EBITDA (as defined in "Summary—Summary Historical Consolidated Financial Information") and adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share (which are subjected to comparable adjustments) in various places in this prospectus supplement and in the documents incorporated by reference herein. These are supplemental financial measures that are not prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP"). Any analysis of non-GAAP financial

S-iii

measures should be used only in conjunction with results presented in accordance with GAAP. In addition, our measurements of these non-GAAP measures may not be comparable to those of other companies.

        The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of "non-GAAP financial measures," such as the above-mentioned items and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

  •
  a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

  •
  a statement disclosing the purposes for which the registrant's management uses the non-GAAP financial measure.

        The rules prohibit, among other things:

  •
  the exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and

  •
  the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

        The non-GAAP financial measures presented in this prospectus supplement may not comply with the SEC rules governing the presentation of non-GAAP financial measures. In addition, our calculation of these non-GAAP measures may not be comparable to those of other companies.

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 Summary

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement and the accompanying prospectus. This summary highlights selected information from the prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, which are described following the caption "Incorporation of Certain Information by Reference" in this prospectus supplement and the accompanying prospectus. If the information in this prospectus supplement varies in any way from the information set forth in a document we have incorporated by reference, you should rely on the information in the more recent document.

        Unless the context otherwise requires, references in this prospectus supplement to the "Company," "U. S. Steel," "we," "us" and "our" are to United States Steel Corporation and its subsidiaries. References to $ are to U.S. dollars.

        See "Risk Factors" in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 for factors that you should consider before investing in our common stock, and the sections entitled "Forward-Looking Statements" in each of this prospectus supplement and the accompanying prospectus for information relating to statements contained in this prospectus supplement that are not historical facts.

The Company

        United States Steel Corporation is an integrated steel producer of flat-rolled and tubular products with major production operations in the United States and Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 22.0 million net tons (17.0 million tons in the United States and 5.0 million tons in Europe) without giving effect to any temporary idling of facilities. U. S. Steel supplies customers throughout the world primarily in the automotive, construction, consumer (packaging and appliance), electrical, industrial equipment, and energy (oil country tubular goods and line pipe) markets. According to the World Steel Association's latest published statistics, in 2018, U. S. Steel was the third largest steel producer in the United States and the twenty-sixth largest steel producer in the world. U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations. U. S. Steel is a Delaware corporation established in 1901.

        U. S. Steel has three reportable segments: North American Flat-Rolled, U. S. Steel Europe ("USSE") and Tubular Products. The results of our 49.9% ownership interest in Big River Steel and our railroad and real estate businesses that do not constitute reportable segments are combined and disclosed in the Other Businesses category. U. S. Steel's strategic priority is our "best of both" strategy, which includes Big River. U. S. Steel has a call option to acquire the remaining 50.1% of Big River Steel by September 2023.

        U. S. Steel will continue to evaluate potential strategic and organizational opportunities, which may include the acquisition, divestiture or consolidation of assets. Given the cyclicality of our industry, we are focused on strategically maintaining and spending cash, in order to invest in areas consistent with the execution of our "best of both" strategy, such as sustainable steel technologies, and are considering various possibilities, including exiting lines of business and the sale of certain assets, that we believe would ultimately result in greater stockholder value. We will pursue opportunities based on this long-term strategy, and on what the Board of Directors determines to be in the best interests of our stockholders at the time.

        For the fiscal year ended December 31, 2019, we had a net loss of $630 million and Adjusted EBITDA of $711 million. For the three months ended March 31, 2020, we had a net loss of $391 million, which included asset impairment charges of $263 million, restructuring and other charges of $41 million and a gain of $25 million on our previously held investment in USS-POSCO Industries, and Adjusted EBITDA of $64 million. For a reconciliation of net loss to Adjusted EBITDA, see "—Summary Historical Consolidated Financial Information."

Recent Developments

Impact of COVID-19 Pandemic

        The global pandemic resulting from the novel coronavirus designated as COVID-19 has had a significant impact on economies, businesses and individuals around the world. Efforts by governments around the world to contain the virus have involved, among other things, border closings and other significant travel restrictions; mandatory stay-at-home and work-from-home orders in numerous countries, including the United States; mandatory business closures; public gathering limitations; and prolonged quarantines. These efforts and other governmental and individual reactions to the pandemic have led to significant disruptions to commerce, lower consumer demand for goods and services and general uncertainty regarding the near-term and long-term impact of the COVID-19 virus on the domestic and international economy and on public health. These developments and other consequences of the outbreak have had, and could continue to have, a material adverse impact on our results of operations, financial condition and cash flows.

        The U.S. Department of Homeland Security guidance has identified U. S. Steel's business as a critical infrastructure industry, essential to the economic prosperity, security and continuity of the United States. Similarly, in Slovakia, U. S. Steel Košice ("USSK") was identified by the government as a strategic and critical company, essential to economic prosperity, and continues to operate. We are following and exceeding the U.S. Centers for Disease Control and Prevention guidelines to keep our employees safe.

        The duration, severity, speed and scope of the COVID-19 pandemic is highly uncertain and the extent to which COVID-19 will affect our operations will depend on future developments which cannot be predicted at this time. Although we continue to operate, we have experienced, and are likely to continue to experience, significant reductions in demand for our products.

        In addition, the oil and gas industry, which is one of our significant end markets, has been experiencing a significant amount of disruption and has been experiencing oversupply at a time of declining demand, resulting in a decline in profitability. Our tubular operations support the oil and gas industry, and therefore the industry's decline has led to a significant decline in demand for our tubular products. We considered the steep decline in oil prices and declining demand to be triggering events for our welded tubular and seamless tubular asset groups, and after completing a quantitative analysis, we recorded a $263 million impairment charge for the welded tubular asset group in our fiscal quarter ended March 31, 2020.

        To date, we have taken the following actions to mitigate the impact on our business of the COVID-19 pandemic, taken together with the impact of the disruptions in the oil and gas industry:

  •
  Measures to Improve Liquidity Position.  To preserve cash and enhance our liquidity, we drew down $800 million under our five year $2 billion senior secured asset based revolving credit facility (the "ABL Facility") on March 23, 2020. As of March 31, 2020, we had $1.35 billion of cash and cash equivalents (plus restricted cash of $147 million for electric arc furnace construction, environmental capital expenditures and insurance purposes), and access to an additional $465 million of liquidity, comprised of $300 million of availability under the ABL Facility, an aggregate of $152 million of availability across our (i) USSK €460 million

    (approximately $504 million) secured revolving credit facility, (ii) USSK €20 million secured revolving credit facility and (iii) USSK €10 million secured credit facility (collectively, the "USSK Credit Facilities") and $13 million of availability under the USS POSCO Industries ("UPI") revolving credit facility (the "UPI Facility").

    In addition, in April 2020, we announced our entry into an option agreement with Stelco Inc. ("Stelco"), pursuant to which we granted Stelco the option to acquire a 25% interest in a to-be-formed entity (the "Joint Venture") that will own our iron ore mining operations in Mt. Iron, Minnesota (the "Minntac Mine"), in consideration for $100 million, payable in cash in five $20 million installments on or before December 31, 2020 (the first $20 million installment was received on April 30, 2020). In the event Stelco exercises its above-described option (which they have until January 31, 2027 to do), Stelco will contribute an additional $500 million to the Joint Venture.

    Furthermore, on May 29, 2020, we completed an offering of $1.06 billion in aggregate principal amount of 12.000% Senior Secured Notes due 2025 (the "2025 Senior Secured Notes") in a private offering made in the United States to persons reasonably believed to be "qualified institutional buyers" pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. We have used the net proceeds from such offering to strengthen our balance sheet, increase liquidity and for general corporate purposes, including paying down approximately $100 million of indebtedness under the ABL Facility. We anticipate that the net proceeds from this offering will further strengthen our balance sheet and further improve our liquidity position.

    We are also evaluating potential loan and other financial assistance programs available under the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"), which was signed into law on March 27, 2020, to support companies adversely impacted by the COVID-19 pandemic. However, we cannot predict the manner in which any potential benefits will be allocated or administered or the restrictions and limitations that may be imposed upon recipients of such benefits, and we cannot assure you that we will be able to access such benefits in a timely manner or at all.

  •
  Capital Expenditure Reductions.  We spent $282 million on our planned 2020 capital expenditures during the three months ended March 31, 2020. In March 2020, as part of our response to the COVID-19 pandemic, we reduced our planned 2020 capital expenditures for the year ended December 31, 2020 by $125 million to approximately $750 million. In particular, we delayed construction of the endless casting and rolling line and cogeneration facility at our Mon Valley Works and paused upgrades to the Gary Works hot strip mill. The investment in a new non-grain oriented electrical steel line at USSK (our Dynamo line) remains delayed. We expect to complete the Electric Arc Furnace at our tubular operations in Fairfield, Alabama with first arc anticipated in the second half of 2020, because this project has been prefunded with the proceeds of environmental revenue bonds issued in the fourth quarter of 2019. We may re-evaluate the need for additional capital expenditure reductions as the COVID-19 pandemic develops.

  •
  Operating Configuration Changes.  We also adjusted our operating configuration in response to changing market conditions, including the economic impacts from the COVID-19 pandemic, significant recent changes in global oil and gas markets and increasing global overcapacity and unfairly traded imports by indefinitely and temporarily idling certain of our facilities. In particular, in March and April of 2020, we took additional footprint actions (in addition to the previously announced indefinite idling of a significant portion of our Great Lakes Works operation near Ecorse, Michigan) to temporarily idle certain operations for an indefinite period to better align production with customer demand, including:

    •
    Blast Furnaces #4, #6 and #8 at Gary Works;

    •
    Blast Furnace A at Granite City Works;

    •
    Blast Furnace #1 at Mon Valley Works (which returned to operation on June 1, 2020);

    •
    Lone Star Tubular Operations;

    •
    All or most of Lorain Tubular Operations; and

    •
    Keetac Iron Ore Operations.

        We have also reduced production at certain other facilities to align with customer needs. We will continue to adjust our operating configuration in order to align production with our order book and meet the needs of our customers.

        When market conditions improve, we will assess the footprint required to support our customers' needs and make decisions about resuming production at idled facilities or increasing production at facilities operating at reduced levels.

        In addition, we reduced certain costs at our plants and headquarters. In connection with the temporary idlings described above, we have taken actions to appropriately streamline our footprint and workforce. On April 30, 2020, we announced that we expect to lay off approximately 2,700 employees across our U.S. facilities and including our headquarters. We have also taken certain compensation-related actions to reduce costs, including suspending matching and other company contributions under our retirement savings plans. Our Board of Directors and executive leadership have also reduced their compensation.

        We also believe we will generate positive changes to working capital, primarily through reduced inventory.

Liquidity

        We believe that our liquidity at March 31, 2020, without giving effect to any net proceeds from this offering, will be adequate to fund our estimated liquidity requirements, based on our current assumptions with respect to our results of operations and financial condition, including the probability that we will incur a net loss and negative Adjusted EBITDA for the year ending December 31, 2020 as a result of the continued impact of the COVID-19 pandemic, particularly when taken together with the ongoing disruption in the oil and gas industry, on our operations. We expect that such estimated liquidity requirements will consist principally of the remaining portion of our 2020 planned strategic and sustaining capital expenditures, interest expense, and operating costs and employee benefits for our operations after taking into account the footprint actions and cost reductions at our plants and headquarters described above, partially offset by the anticipated benefits of our working capital management. Our available liquidity at March 31, 2020 consists principally of our cash and cash equivalents and available borrowings under the ABL Facility and the USSK Credit Facilities. Management continues to evaluate market conditions in our industry and our global liquidity position, and may consider additional actions to further strengthen our balance sheet and optimize liquidity, which may include drawing on available capacity under the ABL Facility and/or the USSK Credit Facilities, or reducing outstanding borrowings under the ABL Facility and/or USSK Credit Facilities from time to time if deemed appropriate by management.

        Our estimated liquidity requirements are based on current projections and assumptions that are derived from information available to management at this time, and we cannot assure you that the assumptions used to estimate our liquidity requirements will be correct because the duration, severity, speed and scope of the COVID-19 pandemic, and the resulting material adverse impact on the economies, businesses and individuals around the world, is unprecedented. As a consequence, our ability to be predictive regarding the impact of the disruption caused by COVID-19, particularly when taken together with the ongoing disruption in the oil and gas industry, both of which have resulted in a significant reduction in demand for our products, is uncertain. In addition, our actual level of liquidity requirements could be impacted by other unanticipated developments or events beyond our control, including the risks and uncertainties described under "Risk Factors." Accordingly, we cannot assure you that our actual liquidity requirements will not differ from our current estimates, and such differences could be material. We undertake no obligation to publicly update or revise our estimated liquidity requirements in the future, whether as a result of new information, future events or otherwise, except as required by law.

Long-Term Iron Ore Sales Agreement with Algoma Steel

        On May 13, 2020, we entered into an agreement with Algoma Steel Inc., a British Columbia corporation ("Algoma"), to sell substantial volumes of iron ore pellets to Algoma for a period beginning with the 2021 shipping season and ending with the 2024 shipping season. The agreement provides a new long-term iron ore customer for our Minnesota mines, namely our Minntac and Keetac mines.

Second Quarter 2020 Guidance

        The following projected financial data has been prepared by, and is the responsibility of, the Company's management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the projected financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

        On June 17, 2020 we provided second quarter 2020 guidance and an update on our latest liquidity requirements for the remainder of the year. Second quarter 2020 net loss is expected to be approximately ($625) million and Adjusted EBITDA is expected to be approximately ($315) million, which excludes approximately $100 million of estimated restructuring and other charges. We expect second quarter 2020 adjusted diluted loss per share to be approximately ($3.06).

        Our Flat-rolled segment results are expected to be significantly lower than the first quarter as the impacts from COVID-19 negatively impacted customer activity, particularly in the automotive and energy end-markets. Second quarter customer activity is expected to mark the trough for the year as demand is beginning to improve in June. We responded quickly at the end of the first quarter to align our footprint with the expected reduction in demand. These decisive actions helped to preserve cash but did not completely offset the inefficiencies of idling a significant portion of our steelmaking footprint. We continue to evaluate our orderbook and regularly assess our footprint to remain nimble to meet changes in customer demand.

        In Europe, market activity remained limited throughout much of the quarter due to a slow emergence from COVID-19 related economic shutdowns, particularly in the automotive sector. Additionally, weakness in underlying demand has also negatively impacted the segment's performance. As a result of slow economic recovery in Europe, we pulled forward a ten day hot strip mill outage into late May 2020, originally scheduled for the third quarter. We also idled Blast Furnace #1 in late May to align our melt with the planned hot strip mill outage. The hot strip mill and the Blast Furnace #1 have both been restarted, as planned.

        In the Tubular segment, market conditions remain challenged. Rig counts continue to decline, and oil prices remain at historically low levels. As a result, demand for welded and seamless pipe has significantly declined. We are focused on what we can control and have indefinitely idled our Lone Star and Lorain facilities and consolidated tubular production to our Fairfield seamless mill. We are continuing to identify ways to cut costs within the segment, including the cost reduction expected by in-sourcing our rounds production to our new electric arc furnace. The electric arc furnace is scheduled to begin production in the second half of 2020.

        Included below is a reconciliation of our projected Adjusted EBITDA and projected adjusted net loss to our projected net loss, the most closely comparable GAAP measurement.

(Dollars in millions)	2Q 2020
Reconciliation to Projected Adjusted EBITDA Included in Guidance
Projected net loss attributable to United States Steel Corporation included in guidance	$(625)
Estimated income tax benefit	(5)
Estimated net interest and other financial costs	55
Estimated depreciation, depletion and amortization	160

Projected EBITDA included in guidance	$(415)
Estimated second quarter adjustments	100

Projected adjusted EBITDA included in guidance	$(315)

(Dollars in millions, except per share amounts)	2Q 2020
Reconciliation to Projected Adjusted Net Loss Attributable to U. S. Steel Included in Guidance
Projected net loss attributable to United States Steel Corporation included in guidance	$(625)
Estimated second quarter adjustments[1]	104

Projected adjusted net loss attributable to United States Steel Corporation included in guidance	$(521)

2Q 2020
Reconciliation to Projected Adjusted Diluted Net Loss Per Share Included in Guidance
Projected diluted net loss per share included in guidance	$(3.67)
Estimated second quarter adjustments[1]	0.61

Projected adjusted diluted net loss per share included in guidance	$(3.06)

(1)
Certain adjustments have not been tax effected due to the full valuation allowance on our domestic deferred tax assets established in the fourth quarter of 2019.

        The above excludes the impact of our quarterly mark to market adjustment related to the Big River Steel put and call options. See Notes 5 and 20 in our Annual Report on Form 10-K for the year ended December 31, 2019 for an explanation of the Big River Steel put and call options. This item will not impact Adjusted EBITDA, adjusted net loss or adjusted diluted net loss per share.

 The Offering

        The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of our common stock, see "Description of Common Stock."

Issuer	United States Steel Corporation
Common Stock Offered	50,000,000 shares
Option to Purchase Additional Shares of Common Stock

We have granted the underwriter an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 7,500,000 shares of common stock at the public offering price, less the underwriting discount.

Common Stock Outstanding as of March 31, 2020	170,374,735 shares
Common Stock Outstanding Immediately Following the Offering

220,374,735 shares, or 227,874,735 shares if the underwriter exercises in full its option to purchase an additional 7,500,000 shares, in each case based on the number of shares outstanding as of March 31, 2020.

NYSE Symbol	"X"
Use of Proceeds

We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $409.9 million (or approximately $471.4 million if the option to purchase additional shares is exercised in full), after deducting our expenses related to this offering. We intend to use the net proceeds from this offering to strengthen our balance sheet, increase liquidity, and for general corporate purposes. See "Use of Proceeds."

Risk Factors

See "Risk Factors" and the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of certain factors you should carefully consider before deciding to invest in shares of our common stock.

Transfer Agent and Registrar	EQ Shareowner Services

        The number of shares outstanding after this offering is based on 170,374,735 shares of our common stock outstanding as of March 31, 2020. This number excludes:

  •
  exercise by the underwriter in this offering of its option to purchase additional shares of common stock;

  •
  shares of common stock reserved for issuance upon conversion of our 5.000% Senior Convertible Notes due 2026 (the "2026 Convertible Notes"); and

  •
  926,361 shares of common stock reserved for issuance under our 2016 Omnibus Incentive Compensation Plan, as of March 31, 2020.

        On April 28, 2020, our stockholders approved an additional 4,700,000 shares to be available for grant under the Omnibus Incentive Compensation Plan.

        Except as otherwise indicated, all information in this prospectus supplement reflects and assumes:

  •
  no vesting or settlement of restricted stock units after March 31, 2020;

  •
  no granting of shares of common stock in connection with restricted stock units after March 31, 2020;

  •
  no conversion of the 2026 Convertible Notes into shares of common stock; and

  •
  no exercise by the underwriter of its option to purchase additional shares pursuant to this offering.

 Summary Historical Consolidated Financial Information

        The table below sets forth our summary historical consolidated financial information as of and for the dates indicated. The summary historical consolidated financial information as of December 31, 2018 and 2019 and for the fiscal years ended December 31, 2017, 2018 and 2019 is derived from our audited consolidated financial statements and related notes incorporated by reference into this prospectus supplement. The summary historical consolidated financial information as of December 31, 2017 is derived from our audited consolidated financial statements that are not incorporated by reference into this prospectus supplement.

        The summary historical consolidated financial information as of March 31, 2020 and for the three months ended March 31, 2019 and March 31, 2020 is derived from our unaudited consolidated financial statements and related notes incorporated by reference into this prospectus supplement. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. Operating results for the three months ended March 31, 2020 are not necessarily indicative of the results for the full year.

        The summary historical consolidated financial information for the twelve months ended March 31, 2020 has been derived by adding the historical consolidated financial information for the fiscal year ended December 31, 2019 to the historical consolidated financial information for the three months ended March 31, 2020, and then subtracting the historical consolidated financial information for the three months ended March 31, 2019.

        The summary historical consolidated financial information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement. Our historic results are not necessarily indicative of the results to be expected in any future period.

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
Dollars in millions	2017	2018	2019	2019	2020	2020
				(unaudited)		(unaudited)
Statement of operations data:
Net sales:
Net sales	$11,046	$12,758	$11,506	$3,124	$2,397	$10,779
Net sales to related parties	1,204	1,420	1,431	375	351	1,407

Total	12,250	14,178	12,937	3,499	2,748	12,186
Operating expenses (income):
Cost of sales (excludes items shown below)	10,858	12,305	12,082	3,172	2,605	11,515
Selling, general and administrative expenses	320	336	289	78	72	283
Depreciation, depletion and amortization	501	521	616	143	160	633
Tubular asset impairment charges	—	—	—	—	263	263
Restructuring and other charges	31	—	275	—	41	316
Loss (earnings) from investees	(44)	(61)	(79)	(9)	8	(62)
Gain on equity investee transactions(a)	(2)	(38)	—	—	(31)	(31)
Gain associated with U. S. Steel Canada Inc.(b)	(72)	—	—	—	—	—
Net (gain) loss on sale of assets	(5)	(6)	(1)	4	—	(5)
Other losses, net	(6)	(3)	(15)	—	5	(10)

Total operating expenses	$11,581	$13,054	$13,167	$3,388	$3,123	$12,902
Earnings (loss) before interest and taxes	669	1,124	(230)	111	(375)	(716)
Interest expense	226	168	142	34	50	158
Interest income	(17)	(23)	(17)	(5)	(4)	(16)
Loss on debt extinguishment	54	98	—	—	—	—
Other financial benefits	44	—	6	(3)	(3)	6
Net periodic benefit (income) cost (other than service cost)(c)	61	69	91	23	(8)	60

Net interest and other financial costs	368	312	222	49	35	208

Earnings (loss) before income taxes	301	812	(452)	62	(410)	(924)
Income tax (benefit) provision	(86)	(303)	178	8	(19)	151

Net earnings (loss)	387	1,115	(630)	54	(391)	(1,075)

Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—	—	—

Net earnings (loss) attributable to United States Steel Corporation	$387	$1,115	$(630)	$54	$(391)	$(1,075)

	Year ended December 31,			Three months ended March 31,
Dollars in millions	2017	2018	2019	2020
				(unaudited)
Balance sheet data:
Cash and cash equivalents	$1,553	$1,000	$749	$1,350
Accounts receivable, net(d)	1,379	1,659	1,177	1,172
Inventories	1,738	2,092	1,785	2,075
Total property, plant & equipment, net	4,280	4,865	5,447	5,407
Total assets	9,862	10,982	11,608	12,366
Total debt	2,737	2,407	3,779	4,880
Total secured debt(e)	805	28	1,059	2,056
Total net debt(f)	1,184	1,407	3,030	3,530
Total net secured debt(f)	0	0	310	706
Total United States Steel Corporation stockholders' equity	3,320	4,202	4,092	3,725

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
Dollars in millions	2017	2018	2019	2019	2020	2020
				(unaudited)		(unaudited)
Cash flow:
Cash provided by (used in) operating activities	$826	$938	$682	$29	$(142)	$511
Cash used in investing activities	(386)	(963)	(1,958)	(302)	(277)	(1,933)
Cash (used in) provided by financing activities	(415)	(515)	1,177	(56)	983	2,216
Per Common Share Data:
Net earnings (loss) attributable to United States Steel Corporation
—basic	$2.21	$6.31	$(3.67)	$0.31	$(2.30)	$(6.28)
—diluted	2.19	6.25	(3.67)	0.31	(2.30)	(6.28)
Dividends per share declared and paid	0.20	0.20	0.20	0.05	0.01	0.16
Dollars in millions
Other financial data (unaudited):
EBITDA(g)	$1,170	$1,645	$386	$254	$(215)	$(83)
Adjusted EBITDA(g)	1,148	1,760	711	285	64	490

(a)
For the year ended 2017, reflects a total gain on equity investee transactions of $2 million primarily as a result of a gain on the sale of the Company's 15 percent ownership in Tilden Mining Company, L.C., partially offset by a loss on sale of its 50 percent ownership interest in Apolo Tubulars S.A. For the year ended December 31, 2018, reflects pre-tax gains on equity investee transactions of $18 million related to the assignment of the Company's ownership interest in Leeds Retail Center, LLC and $20 million from the sale of its 40 percent ownership interest in Acero Prime, S. R. L. de CV. For the three and twelve months ended March 31, 2020, reflects a $25 million gain on our previously held equity investment in UPI as a result of the acquisition of the remaining ownership interest in UPI and a $6 million gain on equity investee transactions related to the sale of our 49% interest in Feralloy Processing Company.

(b)
On June 30, 2017, U. S. Steel completed the restructuring and disposition of U. S. Steel Canada Inc. ("USSC") through a sale and transfer of all of the issued and outstanding shares in USSC to an affiliate of Bedrock Industries LLC. In accordance with the Second Amended and Restated Plan of Compromise, Arrangement and Reorganization, approved by the Ontario Superior Court of Justice on June 9, 2017, U. S. Steel received approximately $127 million in satisfaction of its secured claims, including interest, which resulted in a gain of $72 million on the Company's retained interest in USSC.

(c)
Represents postretirement benefit expense as a result of the adoption of Accounting Standards Update 2017-07, Compensation—Retirement Benefits on January 1, 2018. 2017 amounts have been adjusted as a result of the adoption of Accounting Standards Update 2017-07, Compensation—Retirement Benefits on January 1, 2018.

(d)
Includes receivables from related parties of $206 million, $224 million, $221 million and $87 million as of December 31, 2017, December 31, 2018, December 31, 2019 and March 31, 2020, respectively.

(e)
Includes finance leases and other obligations of $25 million, $28 million and $66 million as of December 31, 2017, 2018 and 2019, respectively, and $93 million as of March 31, 2020.

(f)
Net of cash and cash equivalents.

(g)
We define "EBITDA" as earnings (loss) before interest, income taxes, depreciation and amortization. We define "Adjusted EBITDA" as EBITDA before the effect of the following items: Tubular asset impairment charges, December 24, 2018 Clairton coke making facility fire, restructuring and other charges, USW labor agreement signing bonus and related costs, Granite City Works restart and related costs, loss on shutdown of certain tubular assets, gain associated with retained interest in U. S. Steel Canada Inc., Granite City Works temporary idling charges and significant gains and losses on equity investee transactions.

  We provide EBITDA and Adjusted EBITDA because we believe that investors and securities analysts find EBITDA and Adjusted EBITDA to be useful measures for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures and working capital requirements. However, EBITDA and Adjusted EBITDA should not be considered as alternatives to cash flows from operating activities as a measure of liquidity or as alternatives to net earnings as a measure of operating results in accordance with GAAP.

  EBITDA and Adjusted EBITDA are not calculated or presented in accordance with GAAP, and other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. As a result, these financial measures have limitations as analytical and comparative tools, and you should not consider these items in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  they do not reflect all of our cash expenditures or future requirements for capital expenditures or contractual commitments;

  •
  they do not reflect changes in, or cash requirements for, working capital needs;

  •
  they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

  •
  they do not reflect income tax expense or the cash requirements to pay taxes; and

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

  EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. In addition, in evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in these measures. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

        The following table provides a reconciliation of EBITDA and Adjusted EBITDA to our net earnings (loss):

	Year ended December 31,			Three months ended March 31,		Twelve months ended March 31,
Dollars in millions	2017	2018	2019	2019	2020	2020
Net earnings (loss) attributable to United States Steel Corporation	$387	$1,115	$(630)	$54	$(391)	$(1,075)
Income tax (benefit) provision	(86)	(303)	178	8	(19)	151
Net interest and other financial costs	368	312	222	49	35	208
Depreciation, depletion and amortization expense	501	521	616	143	160	633

EBITDA	$1,170	$1,645	$386	$254	$(215)	$(83)
Tubular asset impairment charges(1)	—	—	—	—	263	263
Restructuring and other charges(2)	—	—	275	—	41	316
December 24, 2018 Clairton coke making facility fire(3)	—	—	50	31	—	19
USW labor agreement signing bonus and related costs(4)	—	81	—	—	—	—
Granite City Works restart and related costs(5)	—	80	—	—	—	—
Granite City Works temporary idling charges(5)	17	(8)	—	—	—	—
Loss on shutdown of certain tubular assets(6)	35	—	—	—	—	—
Gain associated with retained interest in U. S. Steel Canada Inc.	(72)	—	—	—	—	—
Gain on equity investee transactions(7)	(2)	(38)	—	—	(25)	(25)

Adjusted EBITDA	$1,148	$1,760	$711	$285	$64	$490

  (1)
  Reflects an impairment of the welded tubular asset group that was triggered by the steep decline in oil prices that resulted from market oversupply and declining demand for the three months ended March 31, 2020.

  (2)
  Reflects restructuring charges related to the indefinite idling of a significant portion of the Great Lakes Works, the indefinite idling of Lorain Tubular Operations, the indefinite idling of a significant portion of Lone Star Tubular Operations and the indefinite idling of certain of our other operations. Also reflects plant exit costs at USSE and charges related to the Company-wide headcount reductions.

  (3)
  Reflects costs associated with the December 24, 2018 fire at our Clairton coke making facility which affected portions of the facility involved in desulfurization of the coke oven gas generated during the coking process.

  (4)
  Reflects signing bonus and related costs associated with the 2018 Labor Agreements (as defined below). Most hourly employees of U. S. Steel's flat-rolled, tubular, coke making and iron ore pellet facilities in the United States are covered by collective bargaining agreements with the USW effective September 1, 2018 (the "2018 Labor Agreements") that expire on September 1, 2022. The 2018 Labor Agreements provide for wage, pension and other benefit adjustments.

  (5)
  Reflects charges related to the temporary idling and restart related costs of the Granite City Works steelmaking operations and hot strip mill during December 2015. In 2017 and 2018, the Granite City Works steelmaking operations and hot strip mill, respectively, were restarted.

  (6)
  Reflects charges primarily related to the idling of Lorain Tubular Operations and the indefinite idling of a significant portion of Lone Star Tubular Operations.

  (7)
  For the year ended 2017, reflects a total gain on equity investee transactions of $2 million primarily as a result of a gain on sale of the Company's 15 percent ownership in Tilden Mining Company, L.C., partially offset by a loss on sale of its 50 percent ownership interest in Apolo Tubulars S.A. For the year ended December 31, 2018, reflects pre-tax gains on equity investee transactions of $18 million related to the assignment of the Company's ownership interest in Leeds Retail Center, LLC and $20 million from the sale of its 40 percent ownership interest in Acero Prime, S. R. L. de CV. For the three and twelve months ended March 31, 2020, reflects only the gain on our previously held equity investment in UPI as a result of the acquisition of the remaining ownership interest in UPI and does not reflect the $6 million gain on equity investee transactions related to the sale of our 49% interest in Feralloy Processing Company.

Risk Factors

        Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, all of the information contained in this prospectus supplement and the risks set forth in Item 1A of our annual report on Form 10-K for the year ended December 31, 2019 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, before deciding whether to invest in our common stock. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. Furthermore, the COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened risks discussed in the risk factors described or incorporated by reference in this prospectus supplement. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements" in this prospectus supplement.

Risks Related to the COVID-19 Pandemic

The outbreak of COVID-19 and disruptions in the oil and gas industry have had, and are expected to continue to have, an adverse impact on the Company's results of operations, financial condition and cash flows.

        The global pandemic resulting from the novel coronavirus designated as COVID-19 has had a significant impact on economies, businesses and individuals around the world. Efforts by governments around the world to contain the virus have involved, among other things, border closings and other significant travel restrictions; mandatory stay-at-home and work-from-home orders in numerous countries, including the United States; mandatory business closures; public gathering limitations; and prolonged quarantines. These efforts and other governmental, business and individual responses to the COVID-19 pandemic have led to significant disruptions to commerce, lower consumer demand for goods and services and general uncertainty regarding the near-term and long-term impact of the COVID-19 virus on the domestic and international economy and on public health. These developments and other consequences of the pandemic have and could continue to materially adversely impact the Company's results of operations, financial condition and cash flows.

        The U.S. Department of Homeland Security guidance has identified U. S. Steel's business as a critical infrastructure industry, essential to the economic prosperity, security and continuity of the United States. Similarly, in Slovakia, USSK was identified by the government as a strategic and critical company, essential to economic prosperity, and continues to operate. However, although we continue to operate, we have experienced and are likely to continue to experience, significant reductions in demand. For example, the oil and gas industry, which is one of our significant end markets, has been experiencing a significant amount of disruption and has been experiencing oversupply at a time of declining demand, resulting in a decline in profitability. Our Tubular operations support the oil and gas industry, and therefore the industry's decline has led to a significant decline in demand for our Tubular products. We also may experience disruptions to our operations resulting from changes in government policy or guidance; quarantines of employees, customers and suppliers in areas affected by the outbreak; and closures of businesses or manufacturing facilities that are critical to our business or our supply chain.

        The COVID-19 pandemic could also adversely affect our liquidity and ability to access the capital markets. The Company's credit ratings were recently downgraded by three credit ratings agencies, all citing, among other things, the uncertainty in duration and impact of the COVID-19 pandemic on our business. Uncertainty regarding the duration of the COVID-19 pandemic and disruptions to the oil and gas industry may, for example, adversely impact our ability to raise additional capital, or require additional capital, or require additional reductions in capital expenditures that are otherwise needed, to support working capital or continuation of our "best of both" strategy. Additionally, government stimulus programs may not be available to the Company, its customers, or its suppliers, or may prove to be ineffective. Furthermore, in the event that the impact from the COVID-19 pandemic causes us to be unable to satisfy any of our financial covenants under the agreements governing our outstanding indebtedness, the availability of credit facilities may become limited, or we may be required to renegotiate such agreements on less favorable terms. For example, based on the most recent four quarters as of March 31, 2020, we have not met the fixed charge negative covenant test under the Fifth Credit Facility Agreement, and accordingly, the amount available to the Company under this facility was effectively reduced by $200 million, meaning that as of March 31, 2020, the availability under the Fifth Credit Facility Agreement was $300 million. If we are unable to access additional credit at the levels we require, or the cost of credit is greater than expected, it could materially adversely affect our operating results.

        COVID-19 could negatively affect our internal controls over financial reporting as a portion of our workforce is required to work from home and therefore new processes, procedures, and controls could be required to respond to changes in our business environment.

        The Company may be susceptible to increased litigation related to, among other things, the financial impacts of the pandemic on its business, its ability to meet contractual obligations due to the pandemic, employment practices or policies adopted during the health crisis, or litigation related to individuals contracting COVID-19 as result of alleged exposures on Company premises.

        In addition, the COVID-19 pandemic has significantly increased economic and demand uncertainty. The current outbreak and continued spread of COVID-19 could cause a global recession, which would have a further material adverse impact on our results of operations, financial condition and cash flows. The full extent to which the COVID-19 pandemic will affect our operations, and the steel industry generally, remains highly uncertain and will ultimately depend on future developments which cannot be predicted at this time, including, but not limited to, the duration, severity, speed and scope of the outbreak, the length of time required for demand to return and normal economic and operating conditions to resume.

Risks Related to this Offering and our Common Stock

Fluctuations in the price of our common stock may make our common stock more difficult to resell.

        The stock markets in general have recently experienced extreme volatility primarily as a result of the ongoing COVID-19 pandemic. The market price of our common stock has been and may continue to be subject to significant fluctuations due not only to general stock market conditions but also to a change in sentiment in the market regarding our operations, business prospects, liquidity or this offering. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, the price volatility of our common stock may be affected by:

  •
  operating results that vary from expectations of management, securities analysts and investors;

  •
  developments in our business or in the steel industry generally or involving major steel consuming industries;

  •
  general market conditions, such as interest or foreign exchange rates, commodity and equity prices, availability of credit, asset valuations and volatility;

  •
  changes in financial and economic markets, whether global, European Union, United States or other large markets;

  •
  regulatory changes affecting our industry generally or our business and operations;

  •
  the operating and securities price performance of companies that investors consider to be comparable to us; and

  •
  announcement or implementation of strategic developments, acquisitions and other material events by us or our competitors.

        These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of your investment to decline.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

        Except as described under "Underwriting," we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. We are offering 50,000,000 shares of common stock (or 57,500,000 shares of common stock if the option to purchase additional shares is exercised in full).

        The issuance of additional shares of our common stock in this offering or other issuances of our common stock or convertible securities, including outstanding options and warrants, or otherwise, will dilute the ownership interest of our common stockholders.

        Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. For example, on April 28, 2020, our stockholders approved an additional 4,700,000 shares to be available for grant under the Omnibus Incentive Compensation Plan. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

        Sales of our common stock or sales of any of our other equity-linked securities, in the public may dilute ownership and earnings per share. Even the perception that any such sales may occur could cause the market price of our common stock to decline. The market price of our common stock could also decline as a result of sales of our common stock made after this offering or the perception that any such sales may occur.

If securities or industry press or analysts cease covering our common stock, publish negative research or reports about our business, or if they change their recommendations regarding our common stock adversely, the share price and trading volume of our common stock could decline.

        The trading market for shares of our common stock may be influenced by the articles, research and reports that industry or securities analysts and press publish about us or our business. If one or more of the analysts who cover us downgrade our common stock, or if industry press publishes negative articles about our company, the share price of our common stock would likely decline. If one or more of these analysts ceased coverage of our company or failed to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Raising additional funds by issuing equity securities may cause additional dilution.

        We expect that significant additional capital will be needed in the future to continue our planned operations. We expect to finance our immediate liquidity needs through a combination of debt financings and equity financings. To the extent that we raise additional capital by issuing equity securities, you may experience substantial additional dilution.

Our ability to pay dividends on our common stock is limited.

        We intend to pay a regular quarterly dividend to our stockholders. However, we may not declare or pay such dividends in the future at the prior rate or at all. All decisions regarding our payment of dividends will be made by our Board of Directors from time to time and will be subject to an evaluation of our financial condition, results of operations and capital requirements, as well as applicable law, regulatory constraints, industry practice, contractual restraints (including any limitation on payment of dividends contained in our debt agreements) and other business considerations that our Board of Directors considers relevant. In addition, the terms of agreements governing debt that we may incur in the future may also limit or prohibit dividend payments. We may not have sufficient surplus or net profits under Delaware law to be able to pay any dividends, which may result from extraordinary cash expenses, actual expenses exceeding contemplated costs, funding of capital expenditures or increases in reserves.

Risks related to our Liquidity and our Indebtedness

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the agreements governing our other outstanding indebtedness.

        We have, and after giving effect to this offering, will continue to have a significant amount of debt. As of March 31, 2020, after giving effect to the 2025 Senior Secured Notes and the application of the net proceeds thereof, our total debt would have been approximately $5,936 million, approximately $3,112 million of which would have been secured debt (including $93 million of finance leases and other obligations). In addition, we had the ability to borrow an additional approximately $465 million under the ABL Facility, USSK Credit Facilities and the UPI Credit Facility as of March 31, 2020.

        Subject to the limits contained in the documents governing the ABL Facility, the documents governing the USSK Credit Facilities, the documents governing the UPI Facility, the documents governing the Export Credit Facility, the indentures that govern the 2025 Senior Secured Notes and the 2026 Convertible Notes and certain of our other debt instruments, we may be able to incur substantial additional debt from time to time, including substantial secured indebtedness, to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of our common stock and other securities, including the following:

  •
  making it more difficult for us to satisfy our obligations with respect to our debt;

  •
  limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

  •
  requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under the ABL Facility, and the USSK Credit Facilities, are at variable rates of interest;

  •
  limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

  •
  placing us at a disadvantage compared to other, less leveraged competitors; and

  •
  increasing our cost of borrowing.

        In addition, the Fifth Credit Facility Agreement governing the ABL Facility, the documents governing the USSK Credit Facilities, the UPI Credit Agreement governing the UPI Facility, the documents governing the Export Credit Facility the indentures that govern our existing senior unsecured notes and our 2025 Senior Secured Notes and certain of our other debt instruments contain, or are expected to contain, as applicable, restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all our debt.

The COVID-19 pandemic has, and will likely continue to, materially and adversely affect our liquidity and our ability to access the capital markets.

        The COVID-19 pandemic has, and will likely continue to, materially and adversely affect our liquidity and our ability to access the capital markets. Uncertainty regarding the duration, severity, speed and scope of the COVID-19 pandemic may adversely impact our ability to raise additional capital, or require additional capital, or require additional reductions in capital expenditures that are otherwise needed, to support working capital or continuation of our "best of both" strategy. For example, in March 2020, we announced that, as part of our response to the COVID-19 pandemic, we are planning to reduce our 2020 capital spending by $125 million to approximately $750 million. See "Summary—Recent Developments—Impact of COVID-19 Pandemic." Our credit ratings were recently downgraded by three credit ratings agencies, all citing, among other things, the uncertainty in duration and impact of the COVID-19 pandemic on our business and the disruptions in the oil and gas industry. If our credit ratings were to be further downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our ability to access the capital markets may be materially and adversely affected.

        In addition, if the COVID-19 pandemic leads to a prolonged shutdown of certain of our operations and/or a prolonged economic downturn or recession, the availability of borrowings under the ABL Facility and the UPI Facility could be reduced significantly, if not entirely. For example, availability under the ABL Facility, which is calculated monthly (or more frequently under certain circumstances), is limited to the lesser of a borrowing base (as defined and calculated in the Fifth Credit Facility Agreement, but primarily accounts receivable and inventory) and $2.0 billion, in each case, less the amount of any borrowings outstanding and letters of credit issued under the ABL Facility (subject to further reduction in the event of pro forma non-compliance with fixed charge coverage ratio, as is currently the case). As a result, access to credit under each of the ABL Facility and UPI Facility is potentially subject to significant fluctuation, depending on the value of the borrowing base under each facility, which such value could be significantly diminished due to the COVID-19 pandemic. Further, we are expecting to draw down our inventory and receivables balances, which will be a source of cash flows, but the consequence of lower working capital balances will be a reduction in our borrowing base, which may reduce the amount available for borrowing or require repayments of outstanding balances.

        Additionally, although we are evaluating the potential loan and other financial assistance programs available under the CARES Act, assistance under the CARES Act or other government stimulus programs may not be available to us, our customers, or our suppliers, or may prove to be ineffective. We cannot predict the manner in which any potential benefits will be allocated or administered or the restrictions that may be imposed upon recipients of such benefits, and we cannot assure you that we will be able to access such benefits in a timely manner or at all. Moreover, the terms of any loan or other financial assistance program under the CARES Act or other government stimulus programs that we are able to obtain may be unfavorable to us and may impose certain requirements on us that could significantly limit our corporate activities, including repaying indebtedness.

        Moreover, while we have taken certain steps to create operational savings for the fiscal year ending December 31, 2020, such as planning to lay off approximately 2,700 employees across our U.S. facilities and certain compensation-related actions, including compensation reductions for the Board of Directors and our executive leadership, there can be no guarantee as to how much, if any, of the predicted cash savings will be realized.

        Further, across our industry, insurance providers have been asking certain of their customers to furnish collateral to secure all or part of their exposures given concerns about liquidity. We use surety bonds to provide whole or partial financial assurance for certain of our obligations, such as workers' compensation. A significant amount of our outstanding surety bonds are currently unsecured obligations. Providers of our unsecured surety bonds have the right to, at any time, demand security and, to date, two providers have recently exercised that right to demand that we post security or discharge them from their liability under such surety bonds. In response to one such provider demand, we are in the process of establishing a trust agreement pursuant to which we will be required to furnish $30 million in cash collateral. If we are unable to successfully negotiate with such providers and are required to satisfy such demands, we may need to increase our use of liquidity, which we will most likely do by posting security in the form of a letter of credit secured by cash or issued under the ABL Facility. In addition, due to uncertainty regarding our liquidity as a result of the COVID-19 pandemic, our vendors may decide to seek assurance in the form of cash collateral or prepayments, which would impose additional liquidity requirements on us.

        If we are unable to access additional liquidity at the levels we require or if the cost of credit is greater than expected, our liquidity and our operating results could be materially and adversely affected, which could in turn cause us to be unable to make necessary capital expenditures or to pay scheduled payments on our debt, which could cause the maturity of certain of our indebtedness to be accelerated.

We may not be able to comply with the net debt to EBITDA ratio financial covenant in our USSK Credit Agreement, which could, among other things, result in an event of default under the ABL Facility.

        The USSK Credit Agreement contains certain USSK specific financial covenants. The current amount outstanding under the facility is €350 million (approximately $396 million), and the current remaining borrowing capacity thereunder is €110 million (approximately $124 million). The USSK Credit Agreement requires USSK maintain a net debt to EBITDA ratio of less than 6.50 to 1.00 for the trailing twelve months ending June 30, 2021 and also requires total shareholder's equity be at least 40% of total assets at each June and December. The Company has determined that it may not be able to comply with the EBITDA ratio covenant at June 30, 2021 based on the current forecasted EBITDA for the twelve-month period ending June 30, 2021 and the estimated net debt outstanding under the USSK Credit Facility at June 30, 2021. If the Company was unable to meet this covenant, it may seek to obtain an amendment or a covenant waiver to the USSK Credit Agreement or take actions under management's control to reduce the net debt as calculated under the covenant to avoid a covenant violation. The Company believes it will have sufficient cash on hand at June 30, 2021 to reduce net debt at USSK if necessary. Any amendment or covenant waiver may lead to additional lender protections, including a partial repayment of outstanding loans or a reduction in commitments. There can be no assurance that USSK would be able to obtain amendments or waivers in a timely manner, on acceptable terms or at all. If USSK were not able to obtain an amendment or a covenant waiver under the USSK Credit Agreement, or otherwise comply with the covenant, it may result in an event of default under this Agreement and the majority lenders (as defined in the USSK Credit Agreement) may cancel any and all commitments and/or accelerate full repayment of any or all amounts outstanding under the USSK Credit Agreement, which may also result in an event of default under the ABL Facility. Such event of default could result in the acceleration of debt under the ABL Facility.

We may not be able to generate sufficient cash to service all of our debt, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

        Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control, such as the disruption caused by the COVID-19 pandemic and the disruption in the oil and gas industry. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt. See "Summary—Recent Developments."

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our debt. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Fifth Credit Facility Agreement governing the ABL Facility, the documents governing the USSK Credit Facilities, the UPI Credit Agreement governing the UPI Facility, the documents governing the Export Credit Facility and the indentures governing our existing senior unsecured notes and our 2025 Senior Secured Notes restrict our ability to dispose of assets and may also restrict our ability to raise debt or equity capital to be used to repay other debt when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

        Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our debt on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

        If we cannot make scheduled payments on our debt, we will be in default and holders of our notes could declare all outstanding principal and interest to be due and payable, the lenders under the ABL Facility, the USSK Credit Facilities and the UPI Facility could terminate their commitments to loan money, accelerate full repayment of any or all amounts outstanding (which may result in the cross-acceleration of certain of our other debt obligations) and the lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. All of these events would materially and adversely affect our financial position and results of operations.

Use of Proceeds

        We estimate that the net proceeds from the sale of our common stock in this offering will be approximately $409.9 million (or approximately $471.4 million if the option to purchase additional shares is exercised in full), after deducting our expenses related to this offering. We intend to use the net proceeds from this offering to strengthen our balance sheet, increase liquidity, and for general corporate purposes.

 Capitalization

        The following table sets forth our cash and cash equivalents and our capitalization (which is the sum of Total Debt and Total Stockholders' Equity) as of March 31, 2020 on:

  •
  an actual basis;

  •
  an as adjusted basis to give effect to the issuance of the 2025 Senior Secured Notes (which were issued at a price of 94.665% of the principal amount thereof), after deducting the initial purchasers' discount, but before deducting the other offering expenses payable by us; and

  •
  an as further adjusted basis to give effect to the offering of our shares hereby (assuming no exercise of the underwriter's option to purchase an additional 7,500,000 shares in this offering), but before deducting the offering expenses payable by us.

        You should read the following table in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes included in our most recent Annual Report on Form 10-K and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, both of which are incorporated by reference into this document, and with the section entitled "Description of Common Stock" in this prospectus supplement and the "Description of capital stock" in the accompanying prospectus. Actual amounts outstanding under the ABL Facility, the USSK Credit Facilities, the UPI Facility, the Export Credit Facility and other items below may vary from the estimated amounts shown below depending on several factors, including, among others, the amount of cash generated by us subsequent to March 31, 2020.

	As of March 31, 2020
(In millions)	Actual	As adjusted to give effect to the issuance of the 2025 Senior Secured Notes	As further adjusted to give effect to this offering
	(unaudited)	(unaudited)	(unaudited)
Total cash and cash equivalents	$1,350	$2,334	$2,744

Debt:
Secured:
ABL Facility(1)	$1,500	$1,500	$1,500
USSK Credit Facilities(2)(3)	384	384	384
UPI Facility(4)	79	79	79
2025 Senior Secured Notes(5)	—	1,056	1,056
Finance leases and all other obligations(6)	93	93	93

Total secured debt and finance leases and other obligations	2,056	3,112	3,112

Unsecured:
Export Credit Facility	$104	$104	$104
6.875% Senior Notes due 2025	750	750	750
5.000% Senior Convertible Notes due 2026(7)	350	350	350
6.250% Senior Notes due 2026	650	650	650
6.650% Senior Notes due 2037	350	350	350
Environmental revenue bonds(8)	620	620	620

Total unsecured debt	2,824	2,824	2,824

Total Debt	$4,880	$5,936	$5,936

Less unamortized discount and debt issuance costs(9)	165	221	221
Less short-term debt and long-term debt due within one year	99	99	99

Total Long-term Debt	$4,616	$5,616	$5,616

Stockholders' equity:
Common stock(10)	$179	$179	$229
Treasury stock, at cost	(175)	(175)	(175)
Additional paid-in capital(7)(10)	4,024	4,024	4,384
Retained earnings	151	151	151
Accumulated other comprehensive loss	(454)	(454)	(454)

Total Stockholders' Equity(11)	$3,725	$3,725	$4,135

Total Capitalization(11)	$8,605	$9,661	$10,071

(1)
The committed amount under the ABL Facility is $2.0 billion in the aggregate. The availability under the ABL Facility was $300 million as of March 31, 2020 because we must maintain a fixed charge coverage ratio at least 1.00 to 1.00 for the most recent four consecutive quarters when availability under the ABL Facility is less than the greater of 10 percent of the total aggregate commitments and $200 million. Based on the most recent four quarters as of March 31, 2020, we would not have met the springing fixed charge coverage ratio of 1.00 to 1.00, and therefore the amount available under the ABL Facility is effectively reduced by $200 million. However, because our borrowing capacity under the ABL Facility depends, in part, on the aggregate amount of eligible inventory, accounts receivable and other assets that fluctuate from time to time, as well as any other borrowing base reserves required by the agreement, such amount may not reflect actual borrowing capacity in the future. As of March 31, 2020, there were no outstanding letters of credit under the ABL Facility sublimit.

(2)
Reflects the USSK Credit Facilities, which consist of:

(a)
the USSK Credit Agreement, which provides for borrowing capacity of up to €460 million (at March 31, 2020, USSK had borrowings of €350 million (approximately $384 million) under its USSK Credit Agreement);

(b)
the USSK €20 million credit facility (at March 31, 2020, USSK had $1 million in bank guarantees, and no borrowings or letters of credit, under its €20 million credit facility); and

(c)
the USSK €10 million credit facility (at March 31, 2020, USSK had no borrowings, letters of credit or bank guarantees under its €10 million credit facility).

As of March 31, 2020, we had availability of €140 million (or approximately $152 million) under the USSK Credit Facilities (after giving effect to approximately $1 million of outstanding customs and other guarantees).

(3)
Based on the exchange rate of $1.096 for each €1.00 as of March 31, 2020.

(4)
We had total commitments of $110 million under the UPI Facility, of which $13 million was available to be borrowed as of March 31, 2020, after giving effect to $79 million of outstanding borrowings and $7 million of letters of credit. However, because our borrowing capacity under the UPI Facility depends, in part, on the aggregate amount of eligible inventory, trade receivables and other assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity.

(5)
Reflects face amount and does not reflect original issue discount.

(6)
Reflects $18 million attributable to the Fairfield slab caster lease (secured by the slab caster at Fairfield Works), $71 million attributable to finance leases, primarily for heavy mobile equipment used in our mining operations (secured by such leased equipment) and $4 million attributable to a supply chain financing program at USSK (secured by accounts receivable).

(7)
In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash, like our 2026 Convertible Notes, is required to be separated into a liability and an equity component, such that interest expense reflects the issuer's non-convertible debt interest rate. Upon issuance, a debt discount was recognized as a decrease in debt and an increase in equity. The debt component has been accreting up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the 2026 Convertible Notes is the aggregate principal amount of such notes and does not reflect any debt discount, fees and expenses that we have recognized.

(8)
As of March 31, 2020, we had several series of environmental revenue bonds outstanding.

(9)
As adjusted and as further adjusted information reflects unamortized discount due to the original issue discount on the 2025 Senior Secured Notes but does not reflect debt issuance costs related thereto.

(10)
The number of shares of common stock on an actual, as adjusted basis and on an as further adjusted basis is based on 170,374,735 shares of our common stock outstanding as of March 31, 2020. This number excludes:

•
exercise by the underwriter in this offering of common stock of its option to purchase additional shares of common stock;

•
shares of common stock reserved for issuance upon conversion of the 2026 Convertible Notes; and

•
shares of common stock reserved for issuance under our 2016 Omnibus Incentive Compensation Plan, as of March 31, 2020.

The number of shares of common stock on an actual and an as adjusted basis does not include the 50,000,000 shares of common stock sold in this offering. The number of shares of common stock on an as further adjusted basis includes 50,000,000 shares of common stock sold in this offering (which assumes no exercise of the option of the underwriter in this offering to purchase an additional 7,500,000 shares of common stock).

On April 28, 2020, our stockholders approved an additional 4,700,000 shares to be available for grant under the Omnibus Incentive Compensation Plan.

(11)
As further adjusted total stockholders' equity does not reflect non-recurring expenses we expect to incur in connection with this offering, including fees and other transaction-related costs that will not be capitalized.

Description of Common Stock

        The following is a description of the material terms of our capital stock. Because it is a summary, the following description does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and our Amended and Restated By-Laws. Please also read the information discussed under the heading "Description of capital stock" beginning on page 14 of the accompanying prospectus, which the following information supplements and, in the event of inconsistencies, supersedes.

General

        The authorized capital stock of U. S. Steel consists of 40 million shares of preferred stock, without par value, and 400 million shares of common stock with a par value of $1.00 per share. As of March 31, 2020, there were no shares of preferred stock outstanding and 170,374,735 shares of common stock outstanding.

        Upon completion of this offering, 220,374,735 shares of our common stock will be outstanding (or 227,874,735 shares if the underwriter exercises in full its option to purchase an additional 7,500,000 shares), based on the number of shares outstanding at March 31, 2020. This number excludes: (i) exercise by the underwriter in this offering of its option to purchase additional shares of common stock; (ii) shares of common stock reserved for issuance upon conversion of the 2026 Convertible Notes; and (iii) 926,361 shares of common stock reserved for issuance under our 2016 Omnibus Incentive Compensation Plan, as of March 31, 2020. On April 28, 2020, our stockholders approved an additional 4,700,000 shares to be available for grant under the Omnibus Incentive Compensation Plan. See "Risk Factors—Risks Related to this Offering and Our Common Stock—There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock."

Voting Rights

        The holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our common stock does not have cumulative voting rights.

Dividend Rights

        The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding.

Liquidation Rights

        In the event of dissolution, liquidation or winding up of U. S. Steel, holders of our common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding.

Other Rights and Preferences

        Our common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Delaware law, our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that may have an antitakeover effect

        Certain provisions of Delaware law and our Amended and Restated Certificate of Incorporation could make more difficult or delay a change in control of U. S. Steel by means of a tender offer, a proxy contest or otherwise and the removal of incumbent directors. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids, even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price. Our board of directors believes that these provisions are appropriate to protect the interests of U. S. Steel and its stockholders.

        Delaware Law.    As a Delaware corporation, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless:

  •
  Prior to the time that the person became an interested stockholder the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholders becoming an interested stockholder;

  •
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  At or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes, among other things, mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

        Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.    Various provisions contained in the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws could delay or discourage stockholder actions with respect to transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:

  •
  require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent;

  •
  provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders;

  •
  do not permit cumulative voting for directors;

  •
  permit the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements; and

  •
  provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

Listing

        The principal market on which our common stock is traded is the NYSE, where it trades under trading symbol "X". Our common stock is also traded on the Chicago Stock Exchange under the symbol "X".

Stock Transfer Agent and Registrar

        EQ Shareowner Services, 1110 Centre Pointe Curve Suite 101, Mendota Heights, MN 55120-4100 serves as the transfer agent and registrar for our common stock.

 Certain United States Federal Income Tax Considerations

        The following discussion is a summary of certain material U.S. federal income tax consequences of owning the shares of common stock we are offering. This discussion applies only to a holder that acquires shares of our common stock in this offering and that holds the shares of our common stock as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment). This discussion does not apply to a holder that is a member of a class of persons subject to special rules, such as:

  •
  a broker or dealer in securities or currencies;

  •
  a person liable for alternative minimum tax;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

  •
  a bank or other financial institution;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding shares of our common stock as part of a hedging, integrated, conversion, wash or constructive sale transaction or a straddle or synthetic security;

  •
  a "United States holder" (as defined below) whose functional currency for tax purposes is not the U.S. dollar;

  •
  a partnership or other pass-through entity for U.S. federal income tax purposes (and investors therein);

  •
  a person required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being recognized on an applicable financial statement;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a qualified foreign pension fund;

  •
  a controlled foreign corporation;

  •
  a passive foreign investment company; or

  •
  a United States expatriate.

        This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as of the date of this document. These authorities are subject to change, possibly on a retroactive basis.

        If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in such an entity or arrangement holding shares of our common stock should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in our common stock.

        This discussion does not represent a detailed description of the U.S. federal income tax consequences to a holder in light of its particular circumstances and does not cover U.S. state, local, non-U.S. or estate tax consequences that may apply to a holder of our common stock.

        HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES UNDER THE CODE AND UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

United States holders

        The following is a summary of the U.S. federal income tax consequences that will apply to a United States holder. A holder is a "United States holder" if that holder is a beneficial owner of a share of our common stock and is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) a United States court can exercise primary supervision over the trust's administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a United States person for U.S. federal income tax purposes.

Distributions on common stock

        Distributions, if any, made on our common stock generally will be included in a United States holder's income as ordinary dividend income to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will first be treated as a return of capital which will reduce a United States holder's adjusted tax basis in its common stock, and to the extent the amount of the distribution exceeds the United States holder's adjusted tax basis, will thereafter be treated as capital gain from the sale or exchange of such common stock as described below under "—Sale, exchange, redemption or other taxable disposition of common stock." If certain holding period and other applicable requirements are met, dividends received by a corporation will be eligible for a dividends received deduction, and dividends received by a non-corporate United States holder will qualify for taxation at reduced rates.

Sale, exchange, redemption or other taxable disposition of common stock

        Upon the sale, exchange, redemption or other taxable disposition of our common stock, a United States holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the United States holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a United States holder's holding period in the common stock is more than one year at the time of the taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. In the case of a non-corporate United States holder, including an individual, long-term capital gains will be subject to tax at a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

Medicare tax

        Certain United States holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and gains from the sale or other disposition of our common stock. United States holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Backup withholding and information reporting

        In general, in the case of a non-corporate United States holder, we and other payors are required to report to the U.S. Internal Revenue Service ("IRS") dividends paid on our common stock and proceeds received from a disposition of shares of our common stock. Backup withholding may also apply to any payments if the holder fails to provide an accurate taxpayer identification number or a certification of exempt status, or the holder is notified by the IRS that the holder has failed to report all dividends and interest required to be shown on the holder's federal income tax returns. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-United States holders

        The following is a summary of the U.S. federal income tax consequences that will apply to a non-United States holder. The term "non-United States holder" means a beneficial owner of a share of our common stock (other than a partnership or any other entity treated as a partnership for U.S. federal income tax purposes) that is not a United States holder. Special rules may apply to certain non-United States holders such as "controlled foreign corporations" and "passive foreign investment companies." Such non-United States holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Dividends

        Distributions, if any, made on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will first be treated as a return of capital which will reduce a non-United States holder's adjusted tax basis in its common stock, and to the extent the amount of the distribution exceeds the non-United States holder's adjusted tax basis, will thereafter be treated as capital gain from the sale or exchange of such common stock as described below under "—Gain on disposition of common stock."

        Dividends paid to a non-United States holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-United States holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-United States holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-United States holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

        A non-United States holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on disposition of common stock

        Subject to the discussion of backup withholding below, any gain realized by a non-United States holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a trade or business of the non-United States holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-United States holder);

  •
  the non-United States holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

  •
  we are or have been a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes and certain other conditions are met.

        A non-United States holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale or other taxable disposition in the same manner as if it were a United States person as defined under the Code. In addition, if any such non-United States holder is a foreign corporation, the gain realized by such non-United States holder may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-United States holder described in the second bullet point immediately above will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States.

        With respect to the third bullet point above, we believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-United States holder of our common stock will not be subject to U.S. federal income tax if (i) such class of stock is "regularly traded," as defined by applicable U.S. Treasury regulations, on an established securities market, and (ii) such non-United States holder owned, directly, indirectly or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-United States holder's holding period for such stock. If the foregoing exception does not apply, and if we are or were to become a USRPHC, a purchaser may be required to withhold 15% of the proceeds payable to a non-United States holder from a sale or other taxable disposition of our common stock and such non-United States holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code).

Backup withholding and information reporting

        Payors must generally report annually to the IRS and to each non-United States holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty.

        A non-United States holder will be subject to backup withholding for dividends paid to such holder unless such holder provides proper certification of foreign status on a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code, or such holder otherwise establishes an exemption.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person), or such holder otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-United States holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

        The Foreign Account Tax Compliance Act ("FATCA") imposes a 30% withholding tax on certain types of payments made to "foreign financial institutions" and other specified non-U.S. entities unless certain due diligence, reporting, withholding and certification requirements are satisfied.

        As a general matter, FATCA imposes a 30% withholding tax on dividends on our common stock if paid to a foreign entity unless:

  •
  the foreign entity is a "foreign financial institution" that undertakes specified due diligence, reporting, withholding and certification obligations or, in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such an agreement;

  •
  the foreign entity is not a "foreign financial institution" and identifies certain of its U.S. investors; or

  •
  the foreign entity otherwise is exempted under FATCA.

        Prior to the issuance of proposed Treasury regulations, withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of common stock. However, the proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued.

        If withholding is imposed under FATCA on a payment related to our common stock, a beneficial owner that is not a foreign financial institution and that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally may obtain a refund from the IRS by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Certain ERISA Considerations

        The following is a summary of certain considerations associated with the purchase, transfer or holding of the common stock by (i) "employee benefit plans" within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA") that are subject to Title I of ERISA, (ii) plans, collective investment trusts, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or any other U.S. or non-U.S. federal, state, local or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and (iii) entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement described in clauses (i) and (ii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to hereunder as a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each referred to herein as a "Covered Plan") and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

        In considering an investment in the common stock of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. The prudence of a particular investment must be determined by the responsible fiduciary of a Covered Plan by taking into account the Covered Plan's particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed under "Risk Factors" and the fact that in the future there may be no market in which such fiduciary will be able to sell or otherwise dispose of the common stock.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of common stock by a Covered Plan with respect to which the issuer or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

        In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the common stock nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the common stock in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        While Plans that are governmental plans, certain church plans and non-U.S. plans may not be subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, they may nevertheless be subject to Similar Laws. Fiduciaries of any such plans should consult with their counsel before acquiring any common stock. Any person considering an investment in the common stock with the assets of any such Plan should consult with its counsel to consider the applicable fiduciary standards and to determine the need for, and, if necessary, the availability of, and exemptive relief under any applicable Similar Laws.

        Because of the foregoing, the common stock should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of shares of common stock each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the common stock or any interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the common stock or any interest therein by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing common stock (and holding common stock) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of common stock or whether any such investment would result in a violation of an applicable requirement of ERISA. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of any common stock should consult with and rely on their own counsel and advisers as to whether an investment in the common stock is suitable for the Plan. Furthermore, each Plan should consider the fact that none of the issuer, the initial purchasers nor any of their respective affiliates is acting as a fiduciary to any Plan with respect to the decision to acquire common stock under this initial offering and sale and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision.

        Purchasers of common stock have the exclusive responsibility for ensuring that their purchase and holding of common stock complies with the fiduciary responsibility rules of ERISA, is appropriate for the Plan, and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

        ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN COMMON STOCK THAT IS, OR IS ACTING ON BEHALF OF, A PLAN IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE CODE AND ANY OTHER PLAN LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

Underwriting

        Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Morgan Stanley & Co. LLC has agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	50,000,000

        The underwriter is offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of common stock offered by this prospectus is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        The underwriter may offer the shares of our common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to the underwriter's right to reject any order in whole or in part. The underwriter may effect such transactions by selling shares of common stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

        The estimated offering expenses payable by us are approximately $500,000.

        The principal market on which our common stock is traded is the NYSE, where it trades under the trading symbol "X". Our common stock is also traded on the Chicago Stock Exchange under the symbol "X".

Option to purchase additional shares

        The underwriter has an option to buy up to 7,500,000 additional shares of common stock from us. The underwriter has 30 days from the date of this prospectus supplement to exercise this option. If any additional shares of our common stock are purchased, the underwriter will offer the additional shares of our common stock on the same terms as those on which the shares are being offered.

No Sale of Similar Securities

        Our directors and executive officers have entered into lock-up agreements with Morgan Stanley & Co. LLC prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus supplement, may not, without the prior written consent of Morgan Stanley & Co. LLC:

  (1)
  offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant); or

  (2)
  enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

        The foregoing restrictions described above with respect to us shall not apply to:

  •
  the issuance of the common stock sold in this offering;

  •
  the grant of options, awards of restricted stock and restricted stock units or the issuance of shares of our common stock to employees or directors by us in the ordinary course of business or pursuant to any of our plans existing at the time of this offering, including, but not limited to, our employee stock option plan, our dividend reinvestment and stock purchase plan and out 401(k) plans;

  •
  the issuance by us of shares of our common stock upon the exercise of options or vesting of restricted stock units granted under our employee plans; and

  •
  the issuance by us of shares of our common stock upon the conversion of our 2026 Convertible Notes.

        The restrictions described above with respect to our directors and executive officers shall not apply to:

  •
  transfers of shares of common stock (or stock options exercisable for common stock) by gift (including charitable donations or gifts) or for estate planning purposes (provided that each donee or distributee agrees to be bound by the lock-up agreement); and

  •
  sales of shares of our common stock for the purpose of settling taxes owed in respect of (i) the exercise of stock options that expire during the 60-day period referred to above, (ii) the vesting of restricted stock, restricted stock units or shares under performance awards during such period and (iii) awards of restricted stock, restricted stock units or shares under performance awards made during such period, provided that, no filing by any party under the Exchange Act or other public announcement shall be required or made voluntarily in connection with such transfer or sale (other than (x) a filing on a Form 5 made after the expiration of the 60-day period referred to above or (y) a filing on a Form 4 solely in respect of a transaction for a purpose referred to in the second bullet point above, provided such Form 4 specifies that such transaction occurred for such purpose).

        The common stock is listed on the NYSE under the symbol "X."

Price Stabilization and Short Positions

        In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, they will purchase shares in the open market to cover the position.

        The underwriter has advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids.

        These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, they may discontinue them at any time. The underwriter may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Foreign Jurisdictions

        Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Offering Restrictions

Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and United Kingdom

        In relation to each Member State of the European Economic Area and the United Kingdom (each, a "Relevant State"), an offer of shares which are the subject of the offering contemplated by this prospectus supplement may not be made to the public in that Relevant State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

  •
  in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of notes shall require the Company or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares and the expression "Prospectus Regulation" means Regulation (EU) 2017/1129, as amended.

United Kingdom

        In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, persons who are "qualified investors" (as defined in the Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Order"), (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them (all such persons together being referred to as "Relevant Persons"). In the United Kingdom, the shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or its contents. The shares are not being offered to the public in the United Kingdom.

Other Relationships

        The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial, advisory, investment banking and other services in the ordinary course of their business to us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter or its affiliates that have a lending relationship with us routinely hedge, and the underwriter or its affiliates currently hedge and are likely to hedge in the future, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, divest, long and/or short positions in such securities and instrument.

Legal Matters

        Certain legal matters, including the validity of the shares of our common stock offered by this prospectus supplement, will be passed upon for us by Milbank LLP, New York, New York. Simpson Thacher & Bartlett LLP, New York, New York, will pass upon certain legal matters for the underwriter in connection with this offering.

 Experts

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

United States Steel Corporation

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units

        We may from time to time offer and sell senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units or any combination of these securities. The debt securities, preferred stock, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock or other securities or debt or equity securities of one or more other entities.

        We may offer and sell these securities to or through one or more underwriters, dealers or agents, directly to other purchasers, or through a combination of these methods, on a continuous or delayed basis, or to holders of other securities in exchanges in connection with acquisitions.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms and conditions of any securities to be offered, including their offering prices and the plan of distribution for any particular offering, will be described in a supplement to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

        Our common stock is listed on the New York Stock Exchange under the symbol "X." Our principal executive offices are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800, and our telephone number is (412) 433-1121.

        Investing in these securities involves certain risks. See "Risk Factors" on page 5 and the other information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

The date of this prospectus is February 15, 2019.

ABOUT THIS PROSPECTUS

        This prospectus is a part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission (the "SEC"). By using a shelf registration statement, we may offer and sell, at any time or from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading "Where You Can Find More Information."

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide you with a prospectus supplement that contains specific information about the terms of those securities, including, where applicable, the following:

  •
  the type and amount of securities that we propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of any underwriters or agents through or to which we will sell the securities;

  •
  the compensation of those underwriters or agents; and

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

        The prospectus supplement and any "free writing prospectus" that we authorize to be delivered to you may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus together with the additional information described below under the heading "Where You Can Find More Information."

        Whenever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update, change or supersede the information contained in this prospectus by means of a free writing prospectus, post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may be then permitted under applicable laws, rules or regulations. If information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        United States Steel Corporation ("U. S. Steel") files annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are accessible through the Internet at the SEC's website at http://www.sec.gov. Many of our SEC filings are also accessible on our website at http://www.ussteel.com. The reference to our website is intended to be an inactive textual reference only. The information on or connected to our website is not a part of this prospectus or the accompanying prospectus supplement and is not incorporated into this prospectus or any prospectus supplement.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus and any prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information. We incorporate by reference the following documents and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of the securities described in this prospectus (other than any documents, portions of documents or information deemed to have been furnished and not filed in accordance with the SEC rules). These documents contain important information about us. The SEC file number for these documents is 1-16811.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2018;

  •
  Our Definitive Proxy Statement on Schedule 14A, dated March 9, 2018; and

  •
  The description of our common stock contained in our registration statement on Form S-4 filed with the SEC on September 7, 2001, as amended.

        Any statement contained in a document incorporated by reference to this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

        Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

        We will provide, upon written or oral request, to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. You may request a copy of these filings at no cost.

        Requests for documents should be directed to:

United States Steel Corporation
Office of the Secretary
600 Grant Street
Pittsburgh, Pennsylvania 15219-2800
(412) 433-1121
(412) 433-2811 (fax)

 FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in it contain information that may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections.

        Generally, we have identified such forward-looking statements by using the words "believe," "expect," "intend," "estimate," "anticipate," "project," "target," "forecast," "aim," "should," "will" and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company's beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in this prospectus and in the information incorporated herein by reference, including in "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, and those described from time to time in our future reports filed with the Securities and Exchange Commission that are incorporated herein by reference.

 THE COMPANY

        United States Steel Corporation (U. S. Steel) is an integrated steel producer of flat-rolled and tubular products with major production operations in North America and Europe. An integrated steel producer uses iron ore and coke as primary raw materials for steel production. U. S. Steel has annual raw steel production capability of 22 million net tons (17 million tons in the United States and 5 million tons in Europe). U. S. Steel is also engaged in other business activities consisting primarily of railroad services and real estate operations.

        United States Steel Corporation is a Delaware corporation. U. S. Steel's principal executive offices are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800, and its telephone number is (412) 433-1121. For more information about U. S. Steel, see "Where you can find more information about U. S. Steel."

        References in this prospectus to the "Registrant," "Company," "United States Steel," "U. S. Steel," "U. S. Steel," "we," "us" and "our" are to United States Steel Corporation and its subsidiaries.

RISK FACTORS

        Investing in our securities involves risks. See the risk factors described in our Annual Report on Form 10-K for our most recent fiscal year, which is incorporated by reference in this prospectus, in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

 USE OF PROCEEDS

        The net proceeds from the sale of the offered securities will be used for general corporate purposes unless we specify otherwise in the prospectus supplement or free writing prospectus applicable to a particular offering. General corporate purposes may include the repayment of debt, acquisitions, stock repurchases, capital expenditures, funding employee obligations, investments in subsidiaries and joint ventures, and additions to working capital. Net proceeds may be temporarily invested prior to use.

 DESCRIPTION OF THE DEBT SECURITIES

        The following is a general description of the debt securities (the "Debt Securities") that we may offer from time to time. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply will be described in the applicable prospectus supplement. Although our securities include securities denominated in U.S. dollars, we may choose to issue securities in any other currency, including the euro.

        The Debt Securities will be either senior Debt Securities or subordinated Debt Securities. We will issue the senior Debt Securities under the senior indenture, dated as of May 21, 2007, between The Bank of New York Mellon, formerly known as The Bank of New York, or any successor trustee, and U. S. Steel, as supplemented by the First Supplemental Indenture, dated as of May 21, 2007, the Eighth Supplemental Indenture, dated as of August 4, 2017 and the Ninth Supplemental Indenture, dated as of March 15, 2018 and as further amended and supplemented from time to time. We will issue the subordinated Debt Securities under a subordinated indenture to be entered into between U. S. Steel and a trustee. The senior indenture and the subordinated indenture are collectively referred to in this prospectus as the indentures, and each of the trustee under the senior indenture and the trustee under the subordinated indenture are referred to in this prospectus as the trustee. References to specific "Sections" refer to the applicable Sections of the applicable indenture.

        The following description is only a summary of the material provisions of the indentures. We urge you to read the appropriate indenture because it, and not this description, defines your rights as a holder of the Debt Securities. See the information under the heading "Incorporation of Certain Information by Reference" to contact us for a copy of the appropriate indenture.

General

        The senior Debt Securities will be unsubordinated obligations, will rank on par with all other unsubordinated debt obligations of U. S. Steel and, unless otherwise indicated in the related prospectus supplement, will be unsecured. The subordinated Debt Securities will be subordinate in right of payment to Senior Indebtedness (as hereinafter defined under the heading "Subordinated Debt Securities—Subordination"). A description of the subordinated Debt Securities is provided below under the heading "Subordinated Debt Securities." The specific terms of any subordinated Debt Securities will be provided in the related prospectus supplement. For a complete understanding of the provisions pertaining to the subordinated Debt Securities, you should refer to the subordinated indenture attached as an exhibit to this registration statement.

Terms

        The indentures do not limit the principal amount of debt we may issue.

        The Debt Securities of any series may be issued in definitive form or, if provided in the related prospectus supplement, may be represented in whole or in part by a global security or securities, registered in the name of a depositary designated by U. S. Steel. Each Debt Security represented by a global security is referred to as a "book-entry security."

        Debt Securities may be issued from time to time pursuant to this prospectus, and will be offered on terms determined at the time of sale. Debt Securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt Securities sold at an original issue discount may bear no interest or interest at a rate that is below market rates. Debt Securities may be denominated in U.S. dollars or other currencies, and unless otherwise provided in the applicable prospectus supplement, Debt Securities denominated in U.S. dollars will be issued in denominations of $1,000 and integral multiples thereof.

        Please refer to the applicable prospectus supplement for the specific terms of the Debt Securities offered including the following:

  1.
  Designation of an aggregate principal amount, purchase price, denomination and whether senior or subordinated;

  2.
  Date of maturity;

  3.
  If other than U.S. currency, the currency for which the Debt Securities may be purchased;

  4.
  The interest rate or rates and, if floating rate, the method of calculating interest;

  5.
  The times at which any premium and interest will be payable;

  6.
  The place or places where principal, any premium and interest will be payable;

  7.
  Any redemption or sinking fund provisions or other repayment obligations;

  8.
  Any index used to determine the amount of payment of principal of and any premium and interest on the Debt Securities;

  9.
  The application, if any, of the defeasance provisions to the Debt Securities;

  10.
  If other than the entire principal amount, the portion of the Debt Securities that would be payable upon acceleration of the maturity thereof;

  11.
  Any obligation we may have to redeem, purchase or repay the Debt Securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

  12.
  Whether the Debt Securities will be issued in whole or in part in the form of one or more global securities, and in such case, the depositary for the global securities;

  13.
  Any additional covenants applicable to the Debt Securities being offered;

  14.
  Any additional events of default applicable to the Debt Securities being offered;

  15.
  The terms of subordination, if applicable;

  16.
  The terms of conversion, if applicable;

  17.
  Any material provisions of the applicable indenture described in this prospectus that do not apply to the Debt Securities; and

  18.
  Any other specific terms including any terms that may be required by or advisable under applicable law.

        Except with respect to book-entry securities, Debt Securities may be presented for exchange or registration of transfer, in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the applicable prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indentures.

Certain Covenants of U. S. Steel in the Indentures

  Payment

        U. S. Steel will pay principal of and premium, if any, and interest on the Debt Securities at the place and time described in the Debt Securities (Section 10.01). Unless otherwise provided in the applicable prospectus supplement, U. S. Steel will pay interest on any Debt Security to the person in whose name that security is registered at the close of business on the regular record date for that interest payment (Section 3.07).

        Any money deposited with the trustee or any paying agent for the payment of principal of or any premium or interest on any Debt Security that remains unclaimed for two years after that amount has become due and payable will be paid to U. S. Steel at its request. After this occurs, the holder of that security must look only to U. S. Steel for payment of that amount and not to the trustee or paying agent (Section 10.03).

  Merger and Consolidation

        U. S. Steel will not merge or consolidate with any other entity or sell or convey all or substantially all of its assets to any person, firm, corporation or other entity, except that U. S. Steel may merge or consolidate with, or sell or convey all or substantially all of its assets to, any other entity if (i) U. S. Steel is the continuing entity, or the successor entity (if other than U. S. Steel) is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity expressly assumes payment of the principal and interest on all the Debt Securities, and the performance and observance of all of the covenants and conditions of the applicable indenture to be performed by U. S. Steel and (ii) there is no default under the applicable indenture. Upon such a succession, U. S. Steel will be relieved from any further obligations under the applicable indenture. The indentures define "substantially all of its assets" as, at any date, a portion of the non-current assets reflected in U. S. Steel's consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66-2/3% of the total reported value of such assets (Section 8.01).

  Waiver of Certain Covenants

        Unless otherwise provided in the applicable prospectus supplement, U. S. Steel may, with respect to the Debt Securities of any series, omit to comply with any covenant provided in the terms of those Debt Securities if, before the time for such compliance, holders of at least a majority in principal amount of the outstanding Debt Securities of that series waive such compliance in that instance or generally (Section 10.06).

Events of Default

        An Event of Default occurs with respect to any series of Debt Securities when: (i) U. S. Steel defaults in paying interest on the Debt Securities of such series when due, and such default continues for 30 days; (ii) U. S. Steel defaults in paying principal of or premium, if any, on any of the Debt Securities of such series when due; (iii) U. S. Steel defaults in making deposits into any sinking fund payment with respect to any Debt Security of such series when due, and such default continues for 30 days; (iv) failure by U. S. Steel in the performance of any other covenant or warranty in the Debt Securities of such series or in the applicable indenture continues for a period of 90 days after notice of such failure as provided in that indenture; (v) certain events of bankruptcy, insolvency, or reorganization occur; or (vi) any other Event of Default provided with respect to Debt Securities of that series occurs (Section 5.01).

        U. S. Steel is required annually to deliver to the trustee officers' certificates stating whether or not the signers have any knowledge of any default in the performance by U. S. Steel of certain covenants (Section 10.04).

        If an Event of Default regarding Debt Securities of any series issued under the indentures occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may declare each Debt Security of that series due and payable (Section 5.02).

        An Event of Default regarding one series of Debt Securities issued under an indenture is not necessarily an Event of Default regarding any other series of Debt Securities.

        Holders of a majority in principal amount of the outstanding Debt Securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive certain past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of Debt Securities to take any action, unless one or more of such holders shall have provided to the trustee security or indemnity satisfactory to it (Section 6.02).

        If an Event of Default occurs and is continuing regarding a series of Debt Securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of Debt Securities of such series (Section 5.06).

        Before any holder of any series of Debt Securities may institute action for any remedy, except payment on such holder's Debt Security when due, the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series must request the trustee to take action. Holders must also offer and give the trustee satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Section 5.07).

Modification of the Indentures

        Each indenture contains provisions permitting U. S. Steel and the trustee to modify that indenture or enter into or modify any supplemental indenture without the consent of the holders of the Debt Securities in regard to matters as shall not adversely affect the interests of the holders of the Debt Securities, including, without limitation, the following: (a) to evidence the succession of another corporation to U. S. Steel; (b) to add to the covenants of U. S. Steel further covenants for the benefit or protection of the holders of any or all series of Debt Securities or to surrender any right or power conferred upon U. S. Steel by that indenture; (c) to add any additional events of default with respect to all or any series of Debt Securities; (d) to add to or change any of the provisions of that indenture to facilitate the issuance of Debt Securities in bearer form with or without coupons, or to permit or facilitate the issuance of Debt Securities in uncertificated form; (e) to add to, change or eliminate any of the provisions of that indenture in respect of one or more series of Debt Securities thereunder, under certain conditions designed to protect the rights of any existing holder of those Debt Securities; (f) to secure all or any series of Debt Securities; (g) to establish the forms or terms of the Debt Securities of any series; (h) to evidence the appointment of a successor trustee and to add to or change provisions of that indenture necessary to provide for or facilitate the administration of the trusts under that indenture by more than one trustee; or (i) to cure any ambiguity, to correct or supplement any provision of that indenture which may be defective or inconsistent with another provision of that indenture or to make other amendments that do not adversely affect the interests of the holders of any series of Debt Securities in any material respect (Section 9.01).

        U. S. Steel and the trustee may otherwise modify each indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of Debt Securities affected thereby at the time outstanding, except that no such modifications shall, without the consent of the holder of each Debt Security affected thereby (i) extend the fixed maturity of any Debt Securities or any installment of interest or premium on any Debt Securities, or reduce the principal amount thereof or reduce the rate of interest or premium payable upon redemption, or reduce the amount of principal of an original issue discount Debt Security or any other Debt Security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the currency in which the Debt Securities are payable or impair the right to institute suit for the enforcement of any payment after the stated maturity thereof or the redemption date, if applicable, or adversely affect any right of the holder of any Debt Security to require U. S. Steel to repurchase that security, (ii) reduce the percentage in principal amount of outstanding Debt Securities of any series, the consent of the holders of which is required for any waiver or supplemental indenture, (iii) modify the provisions of that indenture relating to the waiver of past defaults or the waiver or certain covenants or the provisions described under the heading "Modification of the Indentures," except to increase any percentage set forth in those provisions or to provide that other provisions of that indenture may not be modified without the consent of the holder of each Debt Security affected thereby, (iv) change any obligation of U. S. Steel to maintain an office or agency, (v) change any obligation of U. S. Steel to pay additional amounts, (vi) adversely affect the right of repayment or repurchase at the option of the Holder, or (vii) reduce or postpone any sinking fund or similar provision (Section 9.02).

Satisfaction and Discharge; Defeasance and Covenant Defeasance

        Each indenture shall be satisfied and discharged if (i) U. S. Steel shall deliver to the trustee all Debt Securities then outstanding for cancellation or (ii) all Debt Securities not delivered to the trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and U. S. Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of Debt Securities that have become due and payable), provided that in either case U. S. Steel shall have paid all other sums payable under that indenture (Section 4.01).

        Each indenture provides, if such provision is made applicable to the Debt Securities of a series, (i) that U. S. Steel may elect either (A) to defease and be discharged from any and all obligations with respect to any Debt Security of such series (except for the obligations to register the transfer or exchange of such Debt Security, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Debt Security under Section 8.01 of that indenture (being the restrictions described above under the heading "Certain Covenants of U. S. Steel in the Indentures") together with additional covenants that may be included for a particular series and (ii) that Sections 5.01(3), 5.01(4) (as to Section 8.01) and 5.01(7), as described in clauses (iii), (iv) and (vi) under "Events of Default," shall not be Events of Default under that indenture with respect to such series ("covenant defeasance"), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money, certain U.S. government obligations and/or, in the case of Debt Securities denominated in U.S. dollars, certain state and local government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Security, on the scheduled due dates. In the case of defeasance, the holders of such Debt Securities are entitled to receive payments in respect of such Debt Securities solely from such trust. Such a trust may only be established if, among other things, U. S. Steel has delivered to the trustee an Opinion of Counsel (as specified in the indentures) to the effect that the holders of the Debt Securities affected thereby will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the indentures (Section 13.04).

Record Dates

        The indentures provide that in certain circumstances U. S. Steel may establish a record date for determining the holders of outstanding Debt Securities of a series entitled to join in the giving of notice or the taking of other action under the applicable indenture by the holders of the Debt Securities of such series.

Subordinated Debt Securities

        Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated Debt Securities, there are many substantive differences between the two. This section discusses some of those differences.

  Subordination

        Subordinated Debt Securities will be subordinate, in right of payment, to all Senior Indebtedness. "Senior Indebtedness" is defined to mean, with respect to U. S. Steel, the principal, premium, if any, and interest, fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all indebtedness of U. S. Steel (including indebtedness of others guaranteed by U. S. Steel), whether outstanding on the date of the indenture or the date Debt Securities of any series are issued under the indenture or thereafter created, incurred or assumed, unless, in any case, in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the subordinated Debt Securities or that such obligation is subordinated to Senior Indebtedness to substantially the same extent as the subordinated Debt Securities are subordinated to Senior Indebtedness.

  Terms of Subordinated Debt Securities may contain Conversion or Exchange Provisions

        The prospectus supplement applicable to a particular series of subordinated Debt Securities will describe the specific terms discussed above that apply to the subordinated Debt Securities being offered thereby as well as any applicable conversion or exchange provisions.

  Modification of the Indenture Relating to Subordinated Debt Securities

        The subordinated indenture may be modified by U. S. Steel and the trustee without the consent of the Holders of the subordinated Debt Securities for one or more of the purposes discussed above under the heading "Modification of the Indentures." U. S. Steel and the trustee may also modify the subordinated indenture to make provision with respect to any conversion or exchange rights for a given issue of subordinated Debt Securities.

Governing Law

        The laws of the State of New York govern each indenture and will govern the Debt Securities (Section 1.12).

Book-Entry Securities

        The following description of book-entry securities will apply to any series of Debt Securities issued in whole or in part in the form of one or more global securities, except as otherwise described in the applicable prospectus supplement.

        Book-entry securities of like tenor and having the same date will be represented by one or more global securities deposited with and registered in the name of a depositary that is a clearing agent registered under the Exchange Act. Beneficial interests in book-entry securities will be limited to institutions that have accounts with the depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the depositary. Ownership of beneficial interests by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by the participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

        Payment of principal of and any premium and interest on book-entry securities represented by a global security registered in the name of or held by a depositary will be made to the depositary, as the registered owner of the global security. Neither U. S. Steel, the trustee nor any agent of U. S. Steel or the trustee will have any responsibility or liability for any aspect of the depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to the beneficial ownership interests. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by the depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

        A global security representing a book-entry security is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount registered in the name of, or is transferable in whole or in part to, a person other than the depositary for that global security, only if (a) the depositary notifies U. S. Steel that it is unwilling or unable to continue as depositary for that global security or the depositary ceases to be a clearing agency registered under the Exchange Act, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities of that series or (c) other circumstances exist that have been specified in the terms of the Debt Securities of that series. Any global security that is exchangeable pursuant to the preceding sentence shall be registered in the name or names of such person or persons as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security.

        Except as provided above, owners of beneficial interests in a global security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders thereof for any purpose under the indentures, and no global security shall be exchangeable, except for a security registered in the name of the depositary. This means each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. U. S. Steel understands that under existing industry practices, if U. S. Steel requests any action of holders or an owner of a beneficial interest in such global security desires to give or take any action that a holder is entitled to give or take under the indentures, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Concerning the Trustee

        The Bank of New York Mellon is also trustee for our 6.65% Senior Notes due June 1, 2037, our 6.875% Senior Notes due August 15, 2025, our 6.250% Senior Notes due March 15, 2026, and several series of obligations issued by various governmental authorities relating to environmental projects at various U. S. Steel facilities. The Bank of New York Mellon is a lender under our revolving credit facility. U. S. Steel and its subsidiaries also maintain ordinary banking relationships, including loans and deposit accounts, with The Bank of New York Mellon and its affiliates. We anticipate that we will continue to do so in the future.

DESCRIPTION OF CAPITAL STOCK

        The following description of certain terms of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, our restated certificate of incorporation, as amended (the "Certificate of Incorporation"), our amended and restated by-laws, as amended (the "By-Laws"), and the applicable provisions of the Delaware General Corporation Law (the "DGCL"). For more information on how you can obtain the Certificate of Incorporation and the By-Laws, see "Where You Can Find More Information."

General

        Under the Certificate of Incorporation, we are authorized to issue up to 440,000,000 shares of capital stock, consisting of 400,000,000 shares of common stock, par value $1.00 per share, and 40,000,000 shares of preferred stock, without par value. As of February 12, 2019, there were 173,222,678 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to receive dividends when, as and if declared by the U. S. Steel board of directors out of funds legally available therefor, subject to the rights of any shares of preferred stock at the time outstanding. In the event of dissolution, liquidation or winding up of U. S. Steel, holders of the common stock will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of any then outstanding indebtedness, and subject to the aggregate liquidation preference and participation rights of any preferred stock then outstanding. The shares of common stock currently outstanding are fully paid and non-assessable.

        The prospectus supplement relating to any common stock being offered will include specific terms relating to such offering.

Preferred Stock

        Shares of preferred stock may be issued without the approval of the holders of common stock in one or more series, from time to time. Our board of directors is expressly authorized (i) to fix the descriptions, powers, preferences, rights, qualifications, limitations, restrictions and any other terms with respect to any series of preferred stock and (ii) to specify the number of shares of any series of preferred stock.

        Holders of preferred stock may be entitled to receive dividends (other than dividends of common stock) before any dividends are payable to holders of common stock. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of U. S. Steel.

        The prospectus supplement relating to any preferred stock being offered will include specific terms relating to the offering.

Stock Transfer Agent and Registrar

        EQ Shareowner Services, 1110 Centre Pointe Curve Suite 101, Mendota Heights MN 55120-4100, serves as transfer agent and registrar for the common stock of U. S. Steel.

Delaware Law, Our Certificate of Incorporation and By-Laws Contain Provisions That May Have an Anti-Takeover Effect

        Delaware Law.    As a Delaware corporation, we are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years following the time that the person became an interested stockholder, unless:

  •
  Prior to the time that the person became an interested stockholder the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  At or subsequent to the time, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes, among other things, mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

        Certificate of Incorporation and By-Laws.    Various provisions contained in the Certificate of Incorporation and the By-laws could delay or discourage stockholder actions with respect to transactions involving an actual or potential change in control of us or a change in our management and may limit the ability of our stockholders to remove current management or approve transactions that our stockholders may deem to be in their best interests. Among other things, these provisions:

  •
  require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be taken by written consent;

  •
  provide that special meetings of stockholders may be called only by the board of directors and not by the stockholders;

  •
  do not permit cumulative voting for directors;

  •
  permit the issuance of preferred stock, at the discretion of our board of directors, from time to time, in one or more series, without further action by our stockholders, unless approval of our stockholders is deemed advisable by our board of directors or required by applicable law, regulation or stock exchange listing requirements; and

  •
  provide that vacancies in our board of directors may be filled only by the affirmative vote of a majority of the remaining directors.

 DESCRIPTION OF OTHER SECURITIES

        We will set forth, in the applicable prospectus supplement, a description of any warrants, depositary shares, convertible or exchangeable securities, stock purchase contracts, or stock purchase units that may be offered pursuant to this prospectus.

SELLING SECURITY HOLDERS

        The applicable prospectus supplement will set forth the name of each selling security holder and the number of and type of securities beneficially owned by such selling security holder prior to and after the completion of an offering that are covered by such prospectus supplement. The applicable prospectus supplement also will disclose whether any of the selling security holders have held any position or office with, have been employed by or otherwise have had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

        We may offer the offered securities in one or more of the following ways from time to time:

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  To or through underwriting syndicates represented by managing underwriters;

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  Through one or more underwriters without a syndicate for them to offer and sell to the public;

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  Through dealers or agents;

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  To investors directly in negotiated sales or in competitively bid transactions; or

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  To holders of other securities in exchanges in connection with acquisitions.

        The prospectus supplement for each series of securities we sell will describe the offering, including:

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  The name or names of any underwriters;

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  The purchase price and the proceeds to us from that sale;

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  Any underwriting discounts and other items constituting underwriters' compensation;

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  Any indemnification arrangements between us and the underwriters;

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  Any stabilizing or market making transactions that the underwriters or any member of the selling group intend to engage in;

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  Any commissions paid to agents;

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  The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

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  Any securities exchanges on which the securities will be listed.

 LEGAL MATTERS

        The validity of the issuance of the offered securities will be passed upon for U. S. Steel by Hogan Lovells US LLP. Additional legal matters may be passed upon for us or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report to Stockholders—Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Book-Running Manager

Morgan Stanley